Exhibit 10.1
RESTRICTED STOCK AGREEMENT
Dated as of: June 29, 2006
To:
     Pursuant to the 2005 Stock Incentive Plan (“2005 Plan”) of Somanetics Corporation (the “Company”) and with the approval of the Compensation Committee of the Company’s Board of Directors, in accordance with the 2005 Plan, the Company hereby awards to you                                          (                    ) restricted Common Shares, par value $.01 per share, of the Company (the “Shares”), upon the terms and conditions contained in this Restricted Stock Agreement and in the 2005 Plan, a copy of which is attached to, and made a part of, this Restricted Stock Agreement.
     1. The award of Shares is intended to be a Restricted Stock Award, as defined in the 2005 Plan.
     2. The Shares may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of during the restricted period applicable to such shares described in paragraph 3. Except for such restrictions on transfer, you shall have all rights as a shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Shares; provided, however, that a distribution with respect to Common Shares, other than a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the Common Shares with respect to which such distribution was made.
     3. Subject to the other terms of this Restricted Stock Agreement and the 2005 Plan, the Restriction Period for the following portions of the Shares shall begin on the date of this Agreement and end as follows:
     (i) The Restriction Period for the first one-fifth of the Shares shall end on June 29, 2007.
     (ii) The Restriction Period for an additional one-fifth of the Shares shall end on June 29, 2008.
     (iii) The Restriction Period for an additional one-fifth of the Shares shall end on June 29, 2009.
     (iv) The Restriction Period for an additional one-fifth of the Shares shall end on June 29, 2010.
     (v) The Restriction Period for the remainder of the Shares shall end on June 29, 2011.

Notwithstanding anything in this Restricted Stock Agreement to the contrary, but without limiting the Company’s or the Committee’s rights under Section 4.8 of the 2005 Plan, the Restriction Period under this Restricted Stock Agreement shall lapse in full upon a Change in Control, as defined in Section 4.8(b) of the 2005 Plan.
     4. If you cease to remain in the continuous employment or service of the Company for any reason, all Shares that are still subject to the restrictions imposed by paragraphs 2 and 3 shall upon such termination of employment or service be forfeited and transferred back to the Company, without payment of any consideration by the Company.
     5. A stock certificate or certificates shall be issued in respect of the shares and shall be registered in your name. Such certificate or certificates shall be deposited with the Company, together with a stock power endorsed in blank by you, and a legend will be placed upon such certificate or certificates indicating that the ownership of the Shares represented by such certificate or certificates is subject to the restrictions, terms and conditions of the 2005 Plan and this Restricted Stock Agreement relating to the Shares, including restrictions against transfer and forfeiture. At the end of the restricted period applicable to the Shares or any portion of them (and the satisfaction of the continuation of employment or service requirements), the Company shall deliver to you or the legal representative of your estate the stock certificates deposited with it and as to which the Restricted Period has expired. The Company will cause such certificates to be reissued without the legend described above. The certificates will, however, contain the legend required by Section 4.6 of the 2005 Plan, if any.
     6. In the case of events such as stock splits, stock dividends, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges of shares, liquidations, spin-offs or other similar changes in capitalization or events, or any distributions to holders of Common Shares other than a regular cash dividend, of or by the Company, any stock, securities or other property which you receive or are entitled to receive by reason of your ownership of the Shares shall be subject to the same restrictions applicable to the Shares and shall be deposited with the Company.
     7. It is understood and agreed that nothing contained in the 2005 Plan or in this Restricted Stock Agreement, nor any action taken by the Committee, shall confer upon you any right with respect to the continuation of your employment by, or service with, the Company or any Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate your employment or service at any time.

     8. If upon or as a result of the award of the Shares or the expiration of the restrictions provided in paragraphs 2 and 3 applicable to the Shares there shall be payable by the Company any amount for income tax withholding, you shall pay such amount to the Company to reimburse it for such income tax withholding.

Very truly yours,

SOMANETICS CORPORATION, a Michigan corporation

By
Bruce J. Barrett

Its
President and Chief Executive Officer
The above is agreed to and accepted.

Dated: